Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 29, 2014 by and among Vaporin, Inc., a Delaware corporation (“Vaporin”), Vaporin Acquisitions, Inc., a Florida corporation and wholly-owned subsidiary of Vaporin (the “Acquiring Sub”), The Vape Store, Inc., a Florida corporation (the “Target”) and Steve and Christy Cantrell, jointly and severally (the “Target Shareholders”), with respect to the following facts:

A. The Board of Vaporin has approved and declared advisable the merger of Target with and into Acquiring Sub (the “Merger”), upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, its shareholders.

B. Vaporin, as the sole shareholder of Acquiring Sub, has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Vaporin.

C. The Board of Directors of Target has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of Target.

In consideration of the promises contained in this Agreement, the parties agree as follows:

Article I

DEFINITION OF TERMS

1.1 Certain Definitions. For purposes of this Agreement, capitalized words and terms have the following meanings:

“Acquiring Sub” shall mean Vaporin Acquisitions, Inc.

“Action” means any private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature pending in any court, arbitration proceeding or pending before any Governmental Entity.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” means this Agreement and Plan of Merger.

“Articles of Merger” shall have the meaning contained in Section 2.1.

“Basket Amount” means Fifty Thousand Dollars (US$50,000).

“Benefit Plan” shall have the meaning contained in Section 3.19(a).

“Board” shall mean the board of directors of the specified company.

“Board of Directors” means the board of directors of the specified company.

“Capital Stock” means, collectively, the Common Stock and Preferred Stock of any Party.

“Closing” means the closing of the Merger and the other transactions contemplated hereby.

“Closing Balance Sheet” shall have the meaning contained in Section 5.7(b).

“Closing Date” shall have the meaning contained in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean shares of the specified company’s common stock.

“Confidential Information” shall have the meaning contained in Section 6.2(a).

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered with this Agreement.

“Dissenting Shares” means the shares of Target Common Stock owned by shareholders who are electing their appraisal rights under the FBCA.

“Effective Time” shall have the meaning contained in Section 2.2.

“Employment Agreements” shall have the meaning contained in Section 5.5.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FBCA” shall mean the Florida Business Corporation Act.

”FDA” means the United States Food and Drug Administration.

“Florida Secretary” means the Florida secretary of State

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holdback Amount” shall have the meaning contained in Section 5.3.

“Insurance Policies” shall have the meaning contained in Section 3.14.

“Intellectual Property” shall have the meaning contained in Section 3.12(a).

“Intellectual Property Registrations” shall have the meaning contained in Section 3.12(b).

“Interim Target Balance Sheet” shall have the meaning contained in Section 3.6.

“Interim Target Financial Statements” shall have the meaning contained in Section 3.6.

“Interim Vaporin Balance Sheet” shall have the meaning contained in Section 4.8(a).

“Liabilities” shall have the meaning contained in Section 3.7.

“Licensed Intellectual Property” shall have the meaning contained in Section 3.12(a).

“Law” shall have the meaning contained in Section 3.17.

“Losses” shall have the meaning contained in Section 5.1(a).

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on (a) the financial condition, results of operations assets, prospects or Liabilities of such Party and its Subsidiaries taken as a whole; provided, however, a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States) affecting other companies in the industries in which such Party and its Subsidiaries operate, (C) changes in the United States e-cigarette industry, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, (E) the public disclosure of this Agreement or the contemplated transactions or the consummation of the contemplated transactions, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism except, with respect to clauses (A), (B), (C), (D) and (F), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (b) the ability of such Party to timely consummate the Agreement.

“Material Contract” shall have the meaning contained in Section 3.9(a).

“Material Supplier” shall have the meaning contained in Section 3.13.

“Multiemployer Plan” shall have the meaning contained in Section 3.19(c).

“Merger” shall mean the merger of The Vape Store, Inc. with and into Vaporin Acquisitions, Inc.

“Merger Consideration” means (i) (A) the Vaporin Common Stock issuable to Target Shareholders as provided on Schedule 2.6(b), (B) $1,000,000 payable in cash with $800,000 payable at the Closing and the balance of $200,000 payable on or before 30 days following the Closing and (C) a cash payment of Inventory at cost (previously valued on 7/15/14 at $366,436 payable within 90 days of the Closing, (ii) less any sums otherwise payable to holders of Dissenting Shares.

“Option Common Stock” shall have the meaning contained in Section 5.8.

“Option Price” shall have the meaning contained in Section 5.8.

“Options” shall mean the right to buy a number of shares of Vaporin or Common Stock of the specified company.

“Party” means Vaporin, Target or Acquiring Sub.

“Permit” shall mean all licenses, franchises, permits, approvals, certificates, certifications and other authorizations from all applicable governmental authorities which are necessary for the conduct of the Company’s business as currently conducted and the ownership, use, occupancy and operation of the Company’s assets.

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Permitted Encumbrances” shall have the meaning contained in Section 3.10(a).

“Qualified Benefit Plan” shall have the meaning contained in Section 3.19(c).

“Representative” shall mean any respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives.

“Regulatory Permits” shall have the meaning contained in Section 3.17(a).

“Regulatory Approvals” shall have the meaning contained in Section 3.17(c).

"Restricted Business" means operating online and retail stores which sell liquid vapors, electronic devices using vapors, clearomizers/tanks/atomizers and all accessories used in this type of business.

"Restricted Period" shall have the meaning contained in Section 6.1(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning contained in Section 4.19.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Surviving Corporation” shall mean Acquiring Sub.

“Target” shall mean The Vape Store, Inc.

“Target Balance Sheet” shall have the meaning contained in Section 3.6.

“Target Balance Sheet Date” shall have the meaning contained in Section 3.6.

“Target Financial Statements” shall have the meaning contained in Section 3.6.

“Target Indemnitees” shall have the meaning contained in Section 5.1(b).

“Target Intellectual Property” shall mean the intellectual property owned by Target.

“Target Shareholders” shall mean Steve and Christy Cantrell, jointly and severally.

“Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof to be filed on or before the Closing Date.

“Territory” means any geographical area in the world.

“Unaudited Financial Statements” shall have the meaning contained in Section 3.6.

“Vaporin” shall mean Vaporin, Inc.

“Vaporin Audited Financial Statements” shall have the meaning contained in Section 4.8(a).

“Vaporin Balance Sheet” shall have the meaning contained in Section 4.8(a).

“Vaporin Balance Sheet Date” shall have the meaning contained in Section 4.8(a).

“Vaporin Financial Statements” shall have the meaning contained in Section 4.8(a).

“Vaporin Indemnitees” shall have the meaning contained in Section 5.1(a).

“Vaporin Interim Financial Statements” shall have the meaning contained in Section 4.8(a).

“Vaporin Option” shall have the meaning contained in Section 5.8.

“Warrants” shall mean the warrants to purchase Vaporin Common Stock.

Article II

THE MERGER

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) and the applicable provisions of the Florida Business Corporation Act (the “FBCA”), (i) the Target shall be merged with and into the Acquiring Sub, (ii) the separate corporate existence of the Target shall cease, and (iii) the Acquiring Sub shall be the surviving corporation. The Acquiring Sub, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 9:30am, New York time, on August 29, 2014. The Closing shall take place at the Miami location of Vaporin. At the Closing, the Parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Florida (the “Florida Secretary”), in accordance with the relevant provisions of the FBCA (the time of such filings, or such later time as may be agreed in writing by the Parties and specified in the Articles of Merger, being the “Effective Time”). If the Florida Secretary requires any changes in the Articles of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, the Target, Vaporin and/or the Acquiring Sub shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the FBCA. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the FBCA, all the property, rights, privileges, powers and franchises of the Target shall vest in the Surviving Corporation, and all debts, obligations, Liabilities and duties of Target shall become the debts, obligations, Liabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of Acquiring Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the FBCA and such articles of incorporation.

(b) At the Effective Time the Bylaws of Acquiring Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the FBCA, the articles of incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers of the Surviving Corporation. The directors and officers of Acquiring Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

2.6 Conversion of Target Securities. At and as of the Effective Time:

(a) Each issued and outstanding share of Capital Stock of Target shall be cancelled.

(b) The Target Common Stock (other than any Dissenting Share) shall be converted into 28,571,429 shares of Vaporin Common Stock. Attached as Schedule 2.6(b) is a list of the Target Shareholders, the value of the Vaporin Common Stock and the number of shares of Vaporin Common Stock each shall receive as part of the Merger Consideration.

2.7 Appraisal Rights. Each Dissenting Share shall be converted into the right to receive payment from Acquiring Sub with respect thereto in accordance with the provisions of the FBCA. Provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his right to appraisal and payment under the FBCA, such holder’s shares shall thereupon be deemed to have been converted as of the Effective Time, as set forth in Section 2.6 and such shares shall no longer be Dissenting Shares. Dissenting Shares shall be canceled and any holder thereof shall cease to have any rights with respect thereto, including as a shareholder of Acquiring Sub.

2.8 Fractional Shares. Fractional shares to the nearest hundredth of Vaporin Common Stock shall be issued to each holder of Target Common Stock who are entitled to receive Vaporin Common Stock.

2.9 Adjustments. In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into Vaporin Common Stock) or subdivision with respect to Vaporin Common Stock, any change or conversion of Vaporin Common Stock into other securities, any other dividend or distribution with respect to the Vaporin Common Stock (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments shall be made to the number of shares of Vaporin Common Stock issued as part of the Merger Consideration.

2.10 Procedure for Exchange of Acquiring Sub Capital Stock.

(a) Immediately after the Effective Time, (i) Vaporin shall deliver to the Target Shareholders a certificate for the number of shares of Vaporin Common Stock to which he or she is entitled.

(b) From and after the Effective Time, the transfer books of the Target shall be closed and no transfer of Target Capital Stock, or instruments convertible into or exchangeable for Target Capital Stock, shall thereafter be made. If, after the Effective Time certificates formerly representing Target Capital Stock, or instruments convertible into or exchangeable for Target Capital Stock, are presented to Vaporin, they shall be canceled and exchanged for certificates representing Vaporin Common Stock as set forth in this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF TARGET

The Target represents and warrants to Vaporin that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date, all as modified by the Disclosure Schedules.

3.1 Power and Authority of Target. Target has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target, enforceable against it in accordance with its terms.

3.2 Organization and Qualification of the Target. The Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.2 sets forth each jurisdiction in which the Target is licensed or qualified to do business, and the Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be licensed or qualified, individually or in the aggregate, does not have a Material Adverse Effect.

3.3 Capitalization.

(a) The authorized and outstanding Capital Stock of Target is listed on Schedule 3.3 All of the shares of Target Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable, and the shares of Target listed on Schedule 3.3 are owned of record and beneficially by the Target Shareholders listed, free and clear of all encumbrances.

(b) All of the outstanding shares of Capital Stock of Target were issued in compliance with applicable Laws. None of the Capital Stock was issued in violation of any agreement, arrangement or commitment to which any of the Target Shareholders is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as disclosed on Schedule 3.3, there are no outstanding or authorized Options, Warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Capital Stock of Target or obligating Target to issue or sell any shares of Capital Stock of, or any other interest in, Target. Target does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Target Capital Stock.

3.4 No Subsidiaries. Target does not own any Subsidiaries.

3.5 No Conflicts; Consents. The execution, delivery and performance by Target, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certification of incorporation, bylaws or other organizational documents of Target; (b) conflict with or result in a violation or breach of any provision of any Contract including any loan agreement or lease or governmental order applicable to Target; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Target is a party or by which Target is bound or to which any of its respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Target; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Target. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Target in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.6 Financial Statements. Complete copies of Target’s unaudited financial statements consisting of the balance sheet of Target as of December 31st in each of the years ended December 31, 2012 and 2013 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and the balance sheet of Target as of June 30, 2014 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the six-month period then ended (the “Interim Target Financial Statements” and together with the Unaudited Financial Statements, the “Target Financial Statements”) have been delivered to Vaporin. The Target Financial Statements have been prepared in accordance with GAAP (except for the required footnote disclosures) applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Target Financial Statements, to normal and recurring year-end adjustments (none of which will have a Material Adverse Effect) and the absence of notes. The Target Financial Statements are based on the books and records of Target, and fairly present in all material respects the financial condition of Target as of the respective dates they were prepared and the results of the operations of Target for the periods indicated. The balance sheet of Target as of December 31, 2013 is referred to herein as the “Target Balance Sheet” and the date thereof as the “Target Balance Sheet Date” and the balance sheet of Target as of June 30, 2014 is referred to herein as the “Interim Target Balance Sheet.” Target maintains a standard system of accounting established and administered in accordance with GAAP (except for the required footnote disclosures).

3.7 Undisclosed Liabilities. Target has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Target Balance Sheet as of the Target Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice of Target, such as lease liabilities, contract obligations, purchase agreements, advertising agreements and merchant and POS contracts, which may be material in amount but have been disclosed in their entirety by Target, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Target Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8 Absence of Certain Changes, Events and Conditions. Since the Target Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Target, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except one Employee conflict that had been disclosed but is not expected to be material.

(b) amendment of the articles of incorporation, Bylaws or other organizational documents of Target;

(c) split, combination or reclassification of any shares of Target Capital Stock;

(d) issuance, sale or other disposition of any of Target Capital Stock, or grant of any Target Options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Capital Stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its Capital Stock or redemption, purchase or acquisition of its Capital Stock;

(f) material change in any method of accounting or accounting practice of Target, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in Target’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Target Balance Sheet or cancellation of any debts or entitlements except as incurred in the ordinary course of business consistent with past practice;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which Target is a party or by which it is, or its assets are, bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of Target properties, Capital Stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders, directors, officers and employees or any Affiliate of any of the foregoing, except one Employee conflict that had been disclosed but is not expected to be material.

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or Capital Stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by Target to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Target in respect of any post-closing tax period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts.

(a) Schedule 3.9 lists each of the following Contracts of Target (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property and all Contracts relating to Intellectual Property set forth in Schedule 3.12, being (“Material Contracts”):

(i) each Contract of Target involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by Target without penalty or without more than 90 days’ notice, or which automatically renews unless notice of non-renewal is given;

(ii) all supply Contracts that require Target to purchase its total requirements of any product from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by Target of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of Capital Stock or assets of any other Person or any real property (whether by merger, sale of Capital Stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Target is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Target is a party and which are not cancellable without a penalty of $50,000 or more or without more than 90 days’ notice;

(vii) all Contracts relating to indebtedness (including, without limitation, guarantees) of Target;

(viii) all Contracts with any lender or factor;

(ix) all Contracts that limit or purport to limit the ability of Target to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which Target is a party that provide for any joint venture, partnership or similar arrangement by Target;

(xi) all Contracts between or among Target on the one hand and any Affiliate of Target on the other hand; and

(xii) any other Contract that is material to Target and not previously disclosed pursuant to this Section 3.9.

(b) Each Material Contract is valid and binding on Target in accordance with its terms and is in full force and effect. Target has no knowledge that any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or modify, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination or modification thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Vaporin.

3.10 Title to Assets; Real Property.

(a) Target has a valid leasehold interest in, all real property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Target Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Target Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Schedule 3.10;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Target Balance Sheet;

(iii) mechanics, carriers, workmen, repairmen or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Target;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Target; or

(v) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Target.

(b) Schedule 3.10 lists (i) the street address of each parcel of real property; (ii) if such property is leased or subleased by Target, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned real property, Target has delivered or made available to Vaporin true, complete and correct copies of the deeds and other instruments (as recorded) by which Target acquired such real property, and copies of all title Insurance Policies, opinions, abstracts and surveys in the possession of Target and relating to the real property. With respect to leased real property, Target has delivered or made available to Vaporin true, complete and correct copies of any leases affecting the real property. Target is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property. The use and operation of the real property in the conduct of Target’s business do not violate in any material respect any Law including Laws relating to zoning, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the real property encroach on real property owned or leased by a Person other than Target. There are no Actions pending nor, to Target’s knowledge, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11 Condition and Sufficiency of Assets. Except as set forth in Schedule 3.11, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Target are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Target, together with all other properties and assets of Target, are sufficient for the continued conduct of Target’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Target as currently conducted.

3.12 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all such property (1) that is owned by Target or Vaporin, as the case may be, or (2) in which Target or Vaporin, as the case may be, holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”), including all:

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) Internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) designs and inventions, design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Schedule 3.12 lists all Target Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing that are reasonably believed by Target to be used in or necessary for Target’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and, to Target’s knowledge as of the Effective Date, all Intellectual Property Registrations are otherwise in good standing. Target has provided Vaporin with true and complete copies of all filed patent applications within the Intellectual Property Registrations.

(c) With respect to Intellectual Property owned by Target, Target owns, exclusively or jointly with other Persons, all right, title and interest in and to such Intellectual Property, free and clear of encumbrances. Without limiting the generality of the foregoing, Target has entered into binding, written agreements with every current and former employee of Target, and with every current and former independent contractor (other than providers of professional services), whereby such employees and independent contractors (i) assign to Target any ownership interest and right they may have in Target Intellectual Property; and (ii) acknowledge Target’s exclusive ownership of all Target Intellectual Property. Target has provided Vaporin with true and complete copies of all such agreements.

(d) Schedule 3.12 lists all licenses, sublicenses and other agreements whereby Target is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for Target’s current or planned business or operations. Target has provided Vaporin with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Target and the other parties thereto, and, to Target’s knowledge as of the Effective Date, Target and such other parties are in full compliance with the terms and conditions of such agreements.

(e) To Target’s knowledge as of the Effective Date, Target Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by Target or proposed to be used, and Target’s conduct of its business as currently conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Target has not received any communication, and no Action has been instituted, settled or, to Target’s knowledge as of the Effective Date, threatened that alleges any such infringement, violation or misappropriation, and none of Target Intellectual Property are subject to any outstanding governmental order.

(f) Schedule 3.12 lists all licenses, sublicenses and other agreements pursuant to which Target grants rights or authority to any Person with respect to any Target Intellectual Property or Licensed Intellectual Property. Target has provided Vaporin with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Target and the other parties thereto, and Target and such other parties are in full compliance with the terms and conditions of such agreements. Target has not received any communication alleging that any Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Target Intellectual Property.

3.13 Suppliers. Schedule 3.13 sets forth (i) each supplier to whom Target has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for any of the two most recent fiscal years, or is expected to reach or exceed $10,000 in 2014 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Target has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Target or to otherwise terminate or modify its relationship with Target, including increasing any prices.

3.14 Insurance. Schedule 3.14 sets forth a true and complete list of all of Target’s current policies or binders of fire, liability, product liability, umbrella liability, health, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Target and relating to the assets, business, operations, employees, officers and directors of Target (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Vaporin. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Target nor any of its Affiliates has received any written notice of (or has knowledge of) any cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Target. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.14, there are no claims related to the business of Target pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. There is no in default under any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Target and are sufficient for compliance with all applicable Laws and Contracts to which Target is a party or by which it is bound.

3.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 3.15, there are no Actions pending or, threatened (a) against or by Target affecting any of its properties or assets; or (b) against or by Target or its Affiliates. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting Target or any of its properties or assets.

3.16 Compliance with Laws; Permits.

(a) Except as set forth in Schedule 3.16, Target has complied, and is now complying with all Laws applicable to it or its business, properties or assets.

(b) All material Permits required for Target to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.16 lists all current material Permits issued to Target, including the names of the material Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth in Schedule 3.16.

3.17 Regulatory Compliance. Except as set forth in Schedule 3.17, Target has at all times operated in all respects and is presently in compliance in all material respects with all applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar Person established by any such governmental or political subdivision or agency thereof (collectively, the “Laws”), including but not limited to all applicable domestic and foreign Laws, rules and regulations relating to or governing the conduct of the business including electronic cigarette products, employment discrimination, wages and hours, employment of illegal aliens, collective bargaining, the payment of withholding and social security taxes, product labeling, antitrust, consumer protection, occupational safety and health, consumer product safety, the importation of goods, product liability, currency exchange, securities and trading with the enemy matters, and no event has occurred which would constitute reasonable grounds for a claim that non-compliance has occurred or is occurring and any non-compliance will not materially and adversely affect Target or its business.

3.18 Compliance with Environmental Laws. Target is in material compliance with all applicable environmental Laws. Except as set forth in Schedule 3.18, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued by any Governmental Authority against Target alleging impairment or damage, injury or adverse effect to the environment or public health and, to the knowledge of Target, there have been no private complaints with respect to any such matters. There is no material condition relating to any properties (including real property) of Target that would require any type of remediation, clean-up, response or other action under applicable environmental Laws and Target has materially complied with environmental laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable environmental Laws.

3.19 Employee Benefit Matters.

(a) Schedule 3.19 contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Target for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Target or any spouse or dependent of such individual, or under which Target has or may have any Liability, or with respect to which Vaporin or any of their Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.19, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Target has made available to Vaporin accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Target or, with respect to any period on or after the Closing Date, Vaporin, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither Target nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by Target or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Vaporin or any of its Affiliates from amending or terminating any Benefit Plan. Target has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Target nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to Target’s knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by Target relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Target has no commitment or obligation and has not made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k) Each individual who is classified by Target as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Target to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Target to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

3.20 Employment Matters.

(a) Schedule 3.20(a) contains a list of all persons who are employees, independent contractors or consultants of Target as of the date hereof (and as of the Closing Date), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.20(a), as of the date hereof (and as of the Closing Date), all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of Target for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Target Balance Sheet) and there are no outstanding agreements, understandings or commitments of Target with respect to any compensation, commissions or bonuses.

(b) Target is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Target as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, including those under the Code relating to withholding of Taxes. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no Actions against Target pending, or to its knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Target, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws, except disclosed on Schedule 3.20(b).

3.21 Taxes. Except as set forth in Schedule 3.21:

(a) All Tax Returns required to be filed on or before the Closing Date by Target have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Target has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where Target does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Target.

(e) Schedule 3.21(f) sets forth:

(i) the taxable years of Target as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(f) All deficiencies asserted, or assessments made, against Target as a result of any examinations by any taxing authority have been fully paid.

(g) Target is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h) Target has delivered to Vaporin copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Target for all tax periods ending after December 31, 2012.

(i) There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target.

(j) Target is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k) Target is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Target.

(m) Target has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Target has not taken any action that could defer a Liability for Taxes of Target from any pre-closing tax period to any post-closing tax period.

(n) Target is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Target is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) Target has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) Target is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of Target under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r) Schedule 3.21(t) sets forth all foreign jurisdictions in which Target is subject to Tax, is engaged in business or has a permanent establishment. Target has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Target has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) None of the assets of Target is property that Target is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

3.22 Books and Records. The corporate record books and stock record books of Target, all of which have been made available to Vaporin, are complete and correct and have been maintained in accordance with sound business practices. The corporate record books of Target contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the Board of Directors and any committees of the Board of Directors of Target, and no meeting, or action taken by written consent, of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Target.

3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target.

3.24 Foreign Corrupt Practices Act. In connection with Target’s business, Target and its Affiliates have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.25 Full Disclosure. No representation or warranty by Target in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Vaporin pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF VAPORIN

Vaporin and Acquiring Sub represents and warrants to Target and the Target Shareholders that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date, all as modified by the Disclosure Schedules:

4.1 Power and Authority of Vaporin. Vaporin has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement to which Vaporin is a party has been duly and validly executed and delivered by Vaporin and constitutes the legal, valid and binding obligation of Vaporin, enforceable against it in accordance with its terms.

4.2 Removed.

4.3 Organization and Qualification of Vaporin. Vaporin is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.3 sets forth each jurisdiction in which Vaporin is licensed or qualified to do business, and Vaporin is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be licensed or qualified, individually or in the aggregate, does not have a Material Adverse Effect.

4.4 Capitalization.

(a) The authorized and outstanding Capital Stock of Vaporin is listed on Schedule 4.4. All of the shares of Vaporin Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable.

(b) All of the outstanding shares of Capital Stock of Vaporin were issued in compliance with applicable Laws. None of the Vaporin Capital Stock was issued in violation of any agreement, arrangement or commitment to which any of the Vaporin shareholders is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as disclosed on Schedule 4.4, there are no outstanding or authorized Options, Warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Capital Stock of Vaporin or obligating Vaporin to issue or sell any shares of Capital Stock of, or any other interest in, Vaporin. Vaporin does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Vaporin Capital Stock.

4.5 Subsidiaries. Vaporin does not own any Subsidiaries, except as disclosed on Schedule 4.5.

4.6 No Conflicts; Consents. The execution, delivery and performance by Vaporin, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Vaporin; (b) conflict with or result in a violation or breach of any provision of any Contract including any loan agreement or lease or governmental order applicable to Vaporin; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Vaporin is a party or by which Vaporin is bound or to which any of its respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Vaporin; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Vaporin. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Vaporin in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.7 Valid Issuance of the Vaporin Common Stock. The Vaporin Common Stock to be issued to the Target Shareholders will be duly authorized, validly issued, fully paid and non-assessable, free and clear from all taxes and liens, claims and encumbrances (except the applicable securities Laws), and will not be subject to any preemptive rights or similar rights.

4.8 Financial Statements.

(a) Complete copies of Vaporin’s audited financial statements consisting of the balance sheet of Vaporin as at December 31 in the year ended December 31, 2013 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Vaporin Audited Financial Statements”) and the unaudited financial statement for the six months ended June 30, 2014 (the “Vaporin Interim Financial Statements”) and together with the Vaporin Audited Financial Statements (the “Vaporin Financial Statements”) have been delivered to Target. The Vaporin Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Vaporin Interim Financial Statements, to normal and recurring year-end adjustments (none of which will have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those presented in the Vaporin Audited Financial Statements). The Vaporin Financial Statements are based on the books and records of Vaporin, and fairly present in all material respects the financial condition of Vaporin as of the respective dates they were prepared and the results of the operations of Vaporin for the periods indicated. The balance sheet of Vaporin as of December 31, 2013 is referred to herein as the “Vaporin Balance Sheet” and the date thereof as the “Vaporin Balance Sheet Date” and the balance sheet of Vaporin as of June 30, 2014 is referred to herein as the “Interim Vaporin Balance Sheet” and the date thereof as the “Interim Vaporin Balance Sheet Date.” Vaporin maintains a standard system of accounting established and administered in accordance with GAAP.

4.9 Undisclosed Liabilities. Vaporin has no Liabilities except (a) those which are adequately reflected or reserved against in the Interim Vaporin Balance Sheet as of the Interim Vaporin Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Vaporin Balance Sheet Date and which are not, individually or in the aggregate, material in amount, except as disclosed on Schedule 4.9.

4.10 Absence of Certain Changes, Events and Conditions. Except as disclosed on Schedule 4.10, since the Interim Vaporin Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Vaporin, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the certificate of incorporation, bylaws or other organizational documents of Vaporin;

(c) split, combination or reclassification of any shares of Vaporin Capital Stock;

(d) issuance, sale or other disposition of any of Vaporin Capital Stock, or grant of any Vaporin Options, Warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Capital Stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its Capital Stock or redemption, purchase or acquisition of its Capital Stock;

(f) material change in any method of accounting or accounting practice of Vaporin, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in Vaporin’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Vaporin Balance Sheet or cancellation of any debts or entitlements except as incurred in the ordinary course of business consistent with past practice;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which Vaporin is a party or by which it is, or its assets are, bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance (except for statutory liens) upon any of Vaporin’s properties, Capital Stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement in an amount in excess of $50,000 with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders, directors, officers and employees or any Affiliate of any of the foregoing;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or Capital Stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by Vaporin to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Vaporin in respect of any post-closing tax period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.11 Compliance with Securities Laws. Subject to the accuracy of the representations and warranties made by the Target Shareholders in this Agreement hereof, Vaporin’s Common Stock to be issued to the Target Shareholders will be exempt from registration under the Securities Act and applicable state securities laws.

4.12 Title to Assets.

(a) Vaporin has a valid leasehold interest in, all real property and personal property and other assets reflected in the Vaporin Audited Financial Statements or acquired after the Vaporin Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Vaporin Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Permitted Encumbrances except for the following encumbrances:

(i) those items set forth in Schedule 4.12;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Vaporin Balance Sheet;

(iii) mechanics, carriers,’ workmen’s, repairmen’s or other statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Vaporin;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Vaporin; or

(v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Vaporin.

4.13 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self-regulatory agency on the part of Vaporin is required in connection with the issuance of Vaporin’s Common Stock in accordance with Section 2.6(b) herein or the consummation of the other transactions contemplated by this Agreement, except for any applicable SEC filings and, if applicable, filings with state securities regulators.

4.14 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 4.14, there are no Actions pending or, threatened (a) against or by Vaporin affecting any of its properties or assets; or (b) against or by Vaporin or its Affiliates, which action relates to Vaporin. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting Vaporin or any of its properties or assets.

4.15 Compliance with Laws; Permits.

(a) Except as set forth in Schedule 4.15, Vaporin has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All material Permits required for Vaporin to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.15 lists all current Permits issued to Vaporin, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

4.16 Taxes. Except as set forth in Schedule 4.16:

(a) All Tax Returns required to be filed on or before the Closing Date by Vaporin have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Vaporin (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Vaporin has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where Vaporin does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Vaporin.

(e) Schedule 4.16 sets forth:

(i) the taxable years of Vaporin as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(f) All deficiencies asserted, or assessments made, against Vaporin as a result of any examinations by any taxing authority have been fully paid.

(g) Vaporin is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h) Vaporin has delivered to Target copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Vaporin for all tax periods ending after December 31, 2013.

(i) There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Vaporin.

(j) Vaporin is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k) Vaporin is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Vaporin.

(m) Vaporin has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Vaporin has not taken any action that could defer a Liability for Taxes of Vaporin from any pre-closing tax period to any post-closing tax period.

(n) Vaporin is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Vaporin is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) Vaporin has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) Vaporin is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Vaporin under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r) Schedule 4.16 sets forth all foreign jurisdictions in which Vaporin is subject to Tax, is engaged in business or has a permanent establishment. Vaporin has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Vaporin has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) None of the assets of Vaporin is property that Vaporin is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Vaporin.

4.18 Foreign Corrupt Practices Act. In connection with its business, Vaporin and its Affiliates have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.19 SEC Filings. Vaporin has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents are referred to herein as the “SEC Reports”). All of the SEC Reports complied as to form, when filed, in all material respects with the Securities Act and the Exchange Act. Accurate and complete copies of the SEC reports have been made available (including via EDGAR) to the Target and the Target Shareholders. As of their respective dates, the SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.20 Full Disclosure. No representation or warranty by Vaporin in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Target and the Target Shareholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.21 Acquiring Sub. Acquiring Sub was organized on July 29, 2014, has conducted no business and has no assets (other than the Merger Consideration) or Liabilities, and it has obligations under and contemplated by this Agreement.

4.22 Power and Authority of the Acquiring Sub. The Acquiring Sub has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquiring Sub and constitutes the legal, valid and binding obligation of the Acquiring Sub, enforceable against it in accordance with its terms.

4.23 No Conflicts; Consents. The execution, delivery and performance by the Acquiring Sub of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of the Acquiring Sub; (b) conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to the Acquiring Sub; or (c) require the consent, notice or other action by any Person under any Contract to which such the Acquiring Sub is a party. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Acquiring Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.24 Organization and Qualification of the Acquiring Sub. The Acquiring Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business.

Article V

COVENANTS

5.1 Indemnification.

(a) The Target and the Target Shareholders shall, defend, indemnify, and hold harmless Vaporin and its affiliates and its respective officers, directors, shareholders, agents and employees (individually, a “Vaporin Indemnitee” and collectively the “Vaporin Indemnitees”), from and against any and all claims, losses, deficiencies, liabilities, obligations, damages, penalties, punitive damages, costs, and expenses (including, without limitation, reasonable legal, accounting and consulting fees), whether or not resulting from third party claims (collectively, “Losses”), suffered by a Vaporin Indemnitee, which arise out of or result from:

(i) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the Target and the Target Shareholders in this Agreement or in any document, certificate or affidavit delivered by Target pursuant to the provisions of this Agreement; and

(ii) any other matter related to the conduct of the Target’s business prior to the Closing (including, but not limited to, all acts, omissions and conditions existing or occurring prior to the Closing for which any of Vaporin Indemnitees is alleged to be liable pursuant to any successor or similar theory of liability).

(b) Vaporin shall defend, indemnify and hold harmless, the Target, the Target’s respective officers, directors, agents and employees and the Target Shareholders (individually, a “Target Indemnitee” and collectively, the “Target Indemnitees”) from and against any and all losses, suffered by a Target Indemnitee, which arise out of or result from any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by Vaporin in this Agreement or in any document, certificate or affidavit delivered by Vaporin pursuant to the provisions of this Agreement.

(c) All indemnity payments, whether by Vaporin or the Target and/or the Target Shareholders, to be made under this Agreement shall be made in immediately available funds.

(d) The remedies provided for herein shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party.

(e) This Section 5.1 is intended for the irrevocable benefit of, and to grant third party rights to, indemnified parties and shall be binding on all successors and assigns of the Target and the Target Shareholders, Vaporin and Surviving Corporation. This Section 5.1 shall not be amended in a manner that is adverse to the indemnified parties (including their successors and heirs) or terminated without the consent of each of the indemnified parties (including their successors and heirs) affected thereby. Each of the indemnified parties shall be entitled to enforce the covenants contained in this Section 5.1. The indemnitor shall pay all reasonable expenses, including reasonable attorneys’ fees for one law firm, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided in this Section. The provisions of this Section shall survive the consummation of the Merger.

5.2 Limitation on Liabilities.

(a) No party shall be obligated to indemnify and hold harmless any other party under Section 5.1 for breaches of representations and warranties unless and until all Losses in respect of which such party is obligated to provide indemnification exceed the Basket Amount following which (subject to the provisions of this Section 5.2) such party shall be obligated to indemnify and hold harmless, the other party for all such Losses in excess of the Basket Amount; provided however that the Basket Amount shall not apply to indemnity obligations for Losses arising as a result of fraud.

(b) Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 5.2 (or otherwise) shall apply to matters relating to intentional or fraudulent breaches, violations or misrepresentations.

(c) Each party waives on behalf of itself and the other indemnified parties claiming through such parties, any right to multiply actual damages or recover consequential, indirect, special, punitive or exemplary damages (including, without limitation, damages for lost profits or loss of business opportunity) arising in connection with or with respect to the indemnification provisions hereof.

(d) Each indemnified party entitled to indemnification hereunder shall take reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

5.3 Holdback. Vaporin shall holdback 10% of the total Vaporin Common Stock issued to the Target Shareholders as provided on Schedule 2.6(b) at Closing (the “Holdback Amount”). The Holdback Amount shall be held in escrow by Nason, Yeager, Gerson, White & Lioce, P.A. (the “Escrow Agent”).

5.4 Tax Treatment. Each Party shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.5 Employee Benefit Matters. At Closing, Vaporin shall enter into an employment agreement with Steve Cantrell on the date hereof (the “Employment Agreement”) in the form annexed as Exhibit B. Steve Cantrell shall receive parity with Vaporin employees with respect to eligibility to participate in all Vaporin Benefit Plans, programs and policies. Notwithstanding the foregoing, future equity grants, if any, shall be subject to the discretion of the Vaporin Board of Directors, which discretion may be exercised as the Board of Directors deems appropriate.

5.6 Confidentiality. From and after the Closing, the Parties shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Vaporin and Acquiring Sub, except to the extent that any Party can show that such information (a) is generally available to and known by the public through no fault of the other Party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by any Party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.7 Obligations of Vaporin.

(a) At the Closing, Vaporin shall pay to the Target Shareholders $800,000 which is part of the Merger Consideration. Within 30 days of Closing, Vaporin shall pay to the Target Shareholders the remaining $200,000 which is part of the Merger Consideration, and the actual costs of the Target’s inventory, as determined by Vaporin and agreed upon by Target two days before such payment.

(b) The Target shall submit a balance sheet to Vaporin as of the Effective Time (the “Closing Balance Sheet”) within three business days of the Closing. The registered independent public accounting firm for Vaporin shall audit the Closing Balance Sheet as soon as practicable but not longer than 60 days after the Closing. If the audited balance sheet reflects working capital which is less than the working capital on the Closing Balance Sheet, the Escrow Agent shall within 10 business days after receipt of the audited Closing Balance Sheet pay the difference to Vaporin from the Holdback Amount in a pro rata portion and the remaining Holdback Amount, if any, to the Target Shareholders.

(c) The Target shall pay to Cantrell’s Flooring, Inc. Target’s entire cash balance in its bank account at Closing in full satisfaction of that certain loan made by Cantrell’s Flooring, Inc. to the Target and the Target Shareholders, who are also the sole owners of Cantrell’s Flooring, Inc., shall deliver the original note marked “paid in full” to Vaporin.

(d) Vaporin shall remove the Target Shareholders as personal guarantors on all of Target’s lease obligations and lines of credit with suppliers and vendors. If Vaporin is not able to remove the Target Shareholders as personal guarantors on all of Target’s lease obligations and lines of credit with suppliers and vendors, Vaporin hereby agrees to indemnify and hold harmless the Target Shareholders from and against those claims, losses, deficiencies, liabilities, obligations, damages, and penalties, which arise out of or result from such personal guaranty, provided however, such indemnification shall not apply to any claims, losses, deficiencies, liabilities, obligations, damages, and penalties that arise if the Target Shareholders act outside of Vaporin’s direction causing such claims, losses, deficiencies, liabilities, obligations, damages, and penalties from the personal guaranty. The basket amount shall not apply to this Section 5.7(d).

(e) At Closing, Vaporin shall transfer the Vaporin Common Stock as provided on Schedule 2.6(b) to the Target Shareholders less the Holdback Amount.

5.8 Rights of Vaporin. Vaporin shall have an irrevocable right and option (the “Vaporin Option”) to purchase at any time or from time to time during the 24 months from the Closing Date up to 14 million shares of Vaporin Common Stock (the “Option Common Stock”) at a price per share of $.10 during the first 12 months beginning on the Closing Date and at a price per share of $.15 for the following 12 months after the first anniversary date of the Closing Date (the “Option Price”) in cash or immediately available funds. Vaporin may exercise the Vaporin Option by delivering a written or electronic notice (“Option Notice”) to the Target Shareholders specifying the number of shares of Option Common Stock with respect to which the Option is being exercised. Within three business days of such Option Notice, the Target Shareholders shall transfer to Vaporin the stock certificates and stock powers for the Option Common Stock being acquired by Vaporin under the Option Notice and in exchange for such Option Common Stock, Vaporin shall pay to the Target Shareholders the aggregate Option Price by cash or wire transfer.

Article VI

 RESTRICTED COVENANTS

6.1 Non-competition; Non-solicitation.

(a) For a period of five years commencing on the Closing Date (the "Restricted Period"), the Target Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Vaporin or Acquiring Sub and customers or suppliers of Vaporin or Acquiring Sub.

(b) During the Restricted Period, the Target Shareholders shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Vaporin or Acquiring Sub or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, the Target Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Vaporin or Acquiring Sub or potential clients or customers of Vaporin or Acquiring Sub for purposes of diverting their business or services from Vaporin or Acquiring Sub.

Section 6.2 Confidentiality.

(a) As used in this Section, the term “Confidential Information” includes, all information concerning the Target, including information pertaining to the Target’s business, its products, services, operations and affairs, its intellectual property, its contracts and additional information, including the names and backgrounds of key personnel, and all personnel training techniques and materials, regardless of form or format and whether communicated or accessed in writing, orally, through visual or electronic means or otherwise.

(b) The Target Shareholders acknowledge the confidential and proprietary nature of the Confidential Information and agree that the Target Shareholders shall, except to the extent required to fulfill their duties in the course of their employment with the Purchaser, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Vaporin all embodiments and copies of the Confidential Information that are in the Target Shareholders’ possession; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with the prior written consent of Vaporin.

Section 6.3 Remedies. If the Target Shareholders breach, or threaten to commit a breach of, any of the provisions of Sections 6.1 and/or 6.2, Vaporin and/or Acquiring Sub shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Vaporin and/or Acquiring Sub under law or in equity:

(a) the right and remedy to have such provision specifically enforced (and restrain the conduct which is in violation of Sections 6.1 and/or 6.2) by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable ongoing injury to each of Vaporin and/or Acquiring Sub and that money damages will not provide an adequate remedy at law to Vaporin and/or Acquiring Sub due, in part, to the ongoing injury which Vaporin and/or Acquiring Sub would otherwise suffer; and

(b) the right and remedy to recover from the Target Shareholders all monetary damages suffered by Vaporin and Acquiring Sub, as the case may be, including but not limited to disgorgement, as the result of any acts or omissions constituting a breach of this Section 6.3.

Section 6.4 Restrictions. The Target Shareholders acknowledge that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of Vaporin and Acquiring Sub and constitute a material inducement to the Target Shareholders to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenants contained in this Article VI should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Article VI and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Article VII

MISCELLANEOUS

7.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Vaporin, the Acquiring Sub, the Target and the Target Shareholders at any time prior to the Effective Time.

7.2 Waiver of Compliance; Consents. Any failure of Vaporin or the Acquiring Sub, on the one hand, or the Target and the Target Shareholders, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Target and the Target Shareholders with respect to any failure by Vaporin or the Acquiring Sub or by Vaporin and the Acquiring Sub with respect to any failure by the Target and the Target Shareholders, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.

7.3 Survival; Investigations. Sections 5.1 and 5.2 and the respective representations and warranties of Vaporin, the Acquiring Sub, the Target and the Target Shareholders contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party hereto and shall survive the Closing for a period equal to the greater of (i) the applicable statute of limitations or (ii) a period of two years.

7.4 Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

to Target:	The Vape Store, Inc.
847 SE 9th Ter, Unit E
Cape Coral, FL 33990 Email: thecarpetman4u@embarqmail.com

to Vaporin:	Vaporin, Inc.
4400 Biscayne Blvd., Ste. 850
Miami, Florida 33137
Attention: Scott Frohman, Chief Executive Officer
Email: scott@vaporin.com

with a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A.
1645 Palm Beach Lakes Blvd., Ste. 1200
West Palm Beach, Florida 33401
Attention: Michael D. Harris
Email: mharris@nasonyeager.com

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

7.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

7.6 Governing Law. This Agreement and all Actions arising out of or in connection with this Agreement, including any Actions alleging any Party committed any tort, shall be governed by and construed in accordance with the Laws of the State of Florida without regard to the conflicts of law provisions of the State of Florida or of any other state.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the Parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such final determination shall have been made.

7.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.” Also, unless the context clearly indicates to the contrary, the plural includes the singular and the singular includes the plural and all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

7.10 Entire Agreement. This Agreement and the Disclosure Schedules, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

7.11 Rules of Construction. Each Party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the Party drafting the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

VAPORIN, INC.

By:	/s/ Scott Frohman
Scott Frohman, Chief Executive Officer

VAPORIN ACQUISITIONS, INC.

By:	/s/ Scott Frohman
Scott Frohman, Chief Executive Officer

THE VAPE STORE, INC.

By:	/s/ Christy Cantrell
Christy Cantrell, President

/s/ Steve Cantrell
Steve Cantrell, jointly and severally
with Christy Cantrell

/s/ Christy Cantrell
Christy Cantrell, jointly and severally
with Steve Cantrell

August 29, 2014

Dear Steve:

Reference is made to the agreement and Plan of Merger we have each executed today. Our attorneys have advised us that we have to temporarily issue you a series of convertible preferred stock which upon the reverse stock split becoming effective will automatically convert into 28,571,429 shares of Vaporin, Inc. common stock (subject to adjustment for the proposed reverse stock split). The Series E Convertible Preferred Stock shall have a priority over the common stock as to dividends and vote on an as converted basis or have 28, 571,429 votes.

Please sign a copy of this letter agreement and we will file the preferred stock on Tuesday.

Very truly yours,

/s/ Scott Frohman
Scott Frohman, CEO

We hereby agree to the foregoing

/s/ Steve Cantrell
Steve Cantrell

/s/ Christy Cantrell
Christy Cantrell